Exhibit 3.132

THE COMPANIES ACTS 1985 AND 1989

Company limited by shares

Registered No: 2868165

Name of Company: DRAKESAIL LIMITED

Resolution passed by the members of the Company named above at an Extraordinary General Meeting duly convened and held on the 19th day of November 1993.

SPECIAL RESOLUTION

That the name of the company be changed to ENSCO OFFSHORE U.K. LIMITED.

Director

For and on behalf of ADVOGADO NOMINEES LIMITED

FEE PAID £50 COMPANIES HOUSE

COMPANIES HOUSE 23 NOV 1993 L.C.

FILE COPY

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 2868165

The Registrar of Companies for England and Wales hereby certifies that

DRAKESAIL LIMITED

having by special resolution changed its name, is now incorporated under the name of

ENSCO OFFSHORE U.K. LIMITED

Given at Companies House, London, the 23rd November 1993

L. Mills

MRS L. MILLS

For The Registrar Of Companies

COMPANIES HOUSE